Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cytyc Corporation 2004 Omnibus Stock Plan and Cytyc Corporation 2004 Employee Stock Purchase Plan of our report dated February 6, 2004, with respect to the consolidated financial statements of Novacept as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in the Current Report on Form 8-K/A of Cytyc Corporation dated April 27, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

July 26, 2004